Exhibit 10.2

February 22, 2012
Steven Moore

Dear Steve;
The Compensation Committee of the Company's board has elected to award you certain additional benefits. This letter, when countersigned and returned by you, will establish those benefits on your behalf.
Expansion of Control Change Window.
Provisions in an agreement between you and the Company currently provide for certain benefits to accrue, related to salary continuation and stock and option vesting, if you are the subject of an Involuntary Termination within the particular window that begins on the date of a Change of Control, and ends twelve months later.
When you countersign and return this letter, that agreement will be amended as follows: If you are the subject of an Involuntary Termination at any point during the period beginning six months before a Change of Control and ending the day of a Change of Control, it will be regarded, for purposes of agreements in force between you and the Company, as if the Change of Control had happened the day before the date of your Involuntary Termination.
Obviously if you happen to be the subject of an Involuntary Termination at a time when no Change of Control has yet occurred, then you and we will not know if you have earned these additional benefits until the six month period has expired.
Therefore as of the date of an Involuntary Termination, any options that have the potential to become vested as a result of this letter amendment, but which have not yet vested, will be regarded as unexpired until the end of the six month period, at which time, if no Change of Control has occurred, the options will expire unvested. As of the date of an Involuntary Termination, you may hold restricted stock units or other rights as to which, absent a Change of Control, the Company would have repurchase rights, but as to which those rights have the potential to expire or become altered as a result of this letter amendment. Until it is known whether the status of such shares or rights has changed, they shall not be repurchased by the Company, and all periods for exercising repurchase rights, or related thereto, shall be tolled.
If a Change of Control occurs within those six months, the benefits due under this letter will accrue immediately, calculated as of the original Involuntary Termination Date. In that event:

•	Any cash severance benefit this provision triggers will be paid within thirty days following the Change of Control.

•
The options and shares that would have vested on the date of your Involuntary Termination if a Change of Control agreement had then occurred, will immediately vest. You will have a minimum of six months following the Change of Control to exercise the options (longer if a longer period would otherwise be applicable.)

If you agree to amend your existing agreements to gain the benefit of these additional benefits, please countersign below and return this letter to me. You may do so by PDF, fax, or hard copy.
Very truly yours,

/s/ Bruce Walicek
Bruce Walicek,

for the Compensation Committee of the Board of Directors

Accepted:

/s/ Steven L. Moore
Print name: Steven L. Moore

Date: February 22, 2012